EXHIBIT 10.1

                            MUELLER INDUSTRIES, INC.
                                ANNUAL BONUS PLAN
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     1.   Purposes.
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     The purposes of the Mueller Industries, Inc. Annual Bonus Plan (the "Plan")
are to attract and retain highly-qualified executives by providing appropriate performance-based short-term incentive awards and to serve as a qualified performance-based compensation program under Code Section 162(m), in order to preserve the Company's tax deduction for compensation paid under the Plan to Covered Employees.

     2.   Definitions.
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     The following terms, as used herein, shall have the following meanings:

     a. "Board" shall mean the Board of Directors of the Company.

     b. "Bonus" shall mean any annual incentive bonus award granted pursuant to the Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Plan Year.

     c. "Chairman" shall mean the Chairman of the Board.

     d. "Chief Executive Officer" shall mean the Chief Executive Officer of the Company.

     e. "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     f. "Committee" shall mean the Compensation Committee of the Board.

     g. "Company" shall mean Mueller Industries, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

     h. "Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code (or any successor provision).

     i. "Disability" means a medical condition that the Committee has determined renders a Participant unable to perform the normal duties of the Participant's position with the Company. The Committee may, in its sole discretion, obtain a medical opinion from a physician selected by the Committee before any determination of Disability is made.

     j. "Participant" shall mean the Chairman and Chief Executive Officer, and any other employee of the Company or a Subsidiary selected by the Committee to participate in the Plan.


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     k. "Performance Goals" shall mean the criteria and objectives which must be met during the Plan Year as a condition of the Participant's receipt of payment with respect to a Bonus, as described in Section 3 hereof.

     l. "Plan" shall mean the Mueller Industries, Inc. Annual Bonus Plan as amended from time to time.

     m. "Plan Year" shall mean the Company's fiscal year.

     n. "Subsidiary" shall mean any subsidiary of the Company which is designated by the Board or the Committee to have its employees participate in the Plan.

     3.   Performance Goals.
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     Performance Goals for each Plan Year shall be established by the Committee not later than the 90th day of such year. Such Performance Goals may be expressed in terms of one or more of the following: (a) pre-tax earnings; (b) earnings per share; (c) operating income; (d) net sales; (e) total shareholder return; (f) net income; (g) funds from operations; (h) funds from operations multiple; (i) earnings before interest expense, taxes, depreciation and amortization ("EBITDA"); (j) pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items; (k) operating margin; (l) return on equity; (m) return on capital; (n) return on investment; (o) operating earnings; (p) working capital; (q) ratio of debt to shareholders' equity; (r) market capitalization; (s) market capitalization defined by the Company's line of credit; (t) growth in funds from operations;
(u) growth in net operating income; (v) return on invested capital; (w) inventory levels or inventory turnover; (x) total net sales; (y) total gross profit or total gross profit percentage; (z) operating cash flow or free cash flow; (aa) economic value added; (bb) pre-interest and pre-tax expense return on average invested capital, which may be expressed on a current value basis; (cc) accounts receivable (measured in terms of days sales outstanding); (dd) operating expenses; (ee) sales growth; (ff) profit before taxes or profit after taxes less the company's cost of capital; and/or (gg) net revenue. To the extent applicable, any such Performance Goal shall be subject to any pre-established adjustments for specific accounting items and determined in accordance with the Company's audited financial statements and generally accepted accounting principles and reported upon by the Company's independent accountants. Any such Performance Goals may relate to one or any combination of two or more of corporate, group, unit, division, affiliate or individual performance. In any event, such Performance Goals shall be established so that a third party having knowledge of the relevant facts could determine whether such Performance Goals have been met. Performance Goals may include a threshold level of performance below which no Bonus payment shall be made, levels of performance at which specified percentages of the target Bonus shall be paid, and a maximum level of performance above which no additional Bonus shall be paid. The Performance Goals established by the Committee may be (but need not be) different for each Plan Year and different Performance Goals may be applicable to different Participants.

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     4.   Bonuses.
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     a. In General. For each Plan Year commencing with the Plan Year ending
December 31, 2005, the Committee shall, no later than the ninety (90) days following commencement of such Plan Year, specify the Performance Goals applicable to such Plan Year and the amount of the target Bonus for each Participant with respect to such Plan Year. A Participant's target Bonus for each Plan Year shall be expressed as a dollar amount or as a percentage of such Participant's base salary for such Plan Year, provided that, if expressed as a percentage of a Participant's base salary, the amount of such base salary for purposes of the Plan may not be increased for such Plan Year after the date on which the target Bonus is so established. Payment of a Bonus for a particular Plan Year shall be made only if and to the extent the Performance Goals with respect to such Plan Year are attained and, unless otherwise provided by the Committee in its discretion in connection with terminations of employment, if a participant's employment with the Company terminates for any reason other than death or Disability during any Plan Year, then the participant will immediately cease participation in the Plan and will not have the opportunity to earn a Bonus for such Plan Year. The foregoing notwithstanding, if a Participant's employment with the Company terminates by reason of death or Disability during any Plan Year, the Committee, in its sole discretion, may determine to pay all or a prorated portion of any Bonus relating to the Plan Year in which the Participant's employment terminates. Unless such a determination is made, upon a participant's termination of employment on account of death or Disability, the participant shall immediately cease participation in the Bonus Plan and shall not be entitled to earn a Bonus for such Plan Year. The actual amount of a Bonus payable under the Plan shall be determined as a percentage of the Participant's target Bonus, which percentage may vary depending upon the extent to which the Performance Goals have been attained and may be less than, greater than, or equal to the target Bonus. The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant, in each case based upon such factors as the Committee may deem relevant, but shall not increase the amount payable to any Participant for any Plan Year.

     b. Limitation on Bonuses. Notwithstanding anything to the contrary contained in this Plan, the maximum Bonus which may be earned by any Participant under the Plan in respect of any Plan Year shall not exceed $2,500,000.

     c. Time of Payment. All payments in respect of Bonuses granted under this
Section 4 shall be made no later than two and one-half months following the end of the Plan Year. In the case of Participants who are Covered Employees, unless otherwise determined by the Committee in connection with terminations of employment such payments shall be made only after achievement of the Performance Goals has been certified by the Committee in writing.

     d. Form of Payment. Payment of a Participant's Bonus for any Plan Year shall be made in cash.

     5.   Administration.
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     The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Bonuses; to determine the persons to whom and the

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time or times at which Bonuses shall be granted; to determine the terms, conditions, restrictions and performance criteria relating to any Bonus; to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles to the extent not inconsistent with Code
Section 162(m) and the regulations thereunder; to the extent provided in Section 4(a) hereof, to reduce the compensation payable upon attainment of Performance Goals; to construe and interpret the Plan and any Bonus; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Committee shall consist of two or more persons each of whom is an "outside director" within the meaning of Code Section 162(m). The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

     No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.

     6.  General Provisions.
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     a. Compliance with Legal Requirements. The Plan and the granting of
Bonuses, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

     b. No Right To Continued Employment. Nothing in the Plan or in any Bonus granted shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

     c. Withholding Taxes. The Company or Subsidiary employing any Participant shall deduct from all payments and distributions under the Plan any taxes required to be withheld by federal, state or local governments.

     d. Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Additionally, the Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Bonus theretofore granted under the Plan.

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     e. Participant Rights. No Participant shall have any claim to be granted any Bonus under the Plan, and there is no obligation for uniformity of treatment among Participants.

     f. Unfunded Status of Bonuses. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant pursuant to a Bonus, nothing contained in the Plan or any Bonus shall give any such Participant any rights that are greater than those of a general creditor of the Company.

     g. Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

     h. Effective Date. The Plan shall first be effective with respect to the 2005 Plan Year, but only if the Plan shall have been approved at the 2005 annual meeting by the requisite vote approval of the shareholders of the Company.

     i. Interpretation. The Plan is designed and intended to comply with Code
Section 162(m), to the extent applicable, and all provisions hereof shall be construed in a manner to so comply.

     j. Term. No Bonus may be granted under the Plan with respect to any Plan Year after the Plan Year ending December 26, 2009, unless the Plan is reapproved by the stockholders of the Company at the Company's 2010 Annual Meeting of Stockholders. The Plan shall remain in effect until it has been terminated pursuant to Section 6(d) hereof. The Plan must be reapproved by the stockholders of the Company every five years in compliance with Treasury Regulation 1.162-27(e)(4)(vi).

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